Francesca’s Holdings Corporation Reports
Fiscal 2012 Second Quarter Results, Increased Guidance for the Full Year 2012 and Senior Leadership Transition Plan

•	Total sales for the second quarter was up 49.1% driven by Comparable boutique sales increase of 20.7%

•	Diluted EPS for the second quarter increased to $0.28, an 87% increase over the prior year adjusted diluted EPS of $0.15

•	Senior leadership transition to take place effective January 2013

HOUSTON, TEXAS — September 4, 2012 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today announced financial results for the fiscal second quarter ended July 28, 2012, as well as a transition plan for the Company’s senior leadership.

Second Quarter Summary:

The Company’s second quarter results exceeded previously provided guidance on the strength of a 20.7% increase in comparable boutique sales; its thirteenth consecutive quarterly comparable boutique sales increase. Strong customer responses across all merchandise categories, most notable in jewelry, contributed to better than planned sales and product margin.

•	Net sales increased $25.1 million, or 49.1%, compared with the same period in fiscal 2011. Comparable boutique sales increased 20.7% following an increase of 5.4% in the same prior year period.

•	Gross profit as a percentage of net sales increased 205 basis points compared with last year’s second quarter. The increase is primarily the result of leveraging occupancy costs.

•	Selling, general and administrative expenses as a percentage of net sales decreased 69 basis points compared with last year’s second quarter.

•	Income from operations increased 65.7% to $20.9 million compared to $12.6 million in the same prior year period. As a percentage of net sales, income from operations increased 274 basis points to 27.35% driven by gross margin expansion as well as leverage in selling, general and administrative expenses.

•	Net earnings for the second quarter was $12.7 million or $0.28 per diluted share compared to net earnings for the second quarter of 2011 of $5.5 million, or $0.13 per diluted share. Adjusted net earnings for the second quarter of fiscal 2011 was $6.5 million, or $0.15 per diluted share excluding a $1.6 million pretax ($1.0 million after tax) or $0.02 per diluted share charge for the early extinguishment of debt under the Company’s prior secured credit facility.

•	At the end of the second fiscal quarter of 2012, the Company operated 357 boutiques in 44 states compared to 279 boutiques in 41 states at the end of the same prior year period and 283 boutiques at the end of fiscal year 2011.

•	Inventory per boutique was up 11.5% while overall sales productivity per boutique increased by 16.5% in the second quarter.

•	Debt decreased $7.0 million in the second quarter to $5.0 million as the Company used a portion of its cash flow to reduce its borrowing under its revolving credit facility. Subsequent to the end of the second quarter, borrowing was reduced an additional $3.0 million to $2.0 million.

Third Quarter and Fiscal 2012 Outlook

For the third quarter ending October 27, 2012, net sales are expected to be between $70.5 million and $71.5 million assuming a low double digit comparable boutique sales increase and the opening of two additional new boutiques. Earnings per diluted share are expected to be in the range of $0.20 to $0.21 compared to earnings per diluted share in the prior year quarter of $0.11. Excluding $0.7 million pretax ($0.4 million, net of tax) or $0.01 per diluted share for relocation costs of the Company’s headquarters and distribution facilities, adjusted earnings per diluted share are expected to be in the range of $0.21 to $0.22 an increase of 50% to 57% over the same prior year period adjusted earnings per diluted share of $0.14 excluding a $2.3 million pretax ($1.4 million, net of tax) or $0.03 per diluted share charge for the acceleration of stock options.

For the full fiscal year ending February 2, 2013, net sales are expected to be in the range of $290.0 million to $292.0 million assuming a low double digit comparable boutique sales increase and the opening of 76 new boutiques and an outlet boutique. Earnings per diluted share are expected to be in the range of $0.94 to $0.96 compared to earnings per diluted share in the prior year of $0.52. Excluding $0.7 million pretax ($0.4 million, net of tax) or $0.01 per diluted share for relocation costs of the Company’s headquarters and distribution facilities and $0.7 million pretax ($0.4 million, net of tax) or $0.01 per diluted share for a secondary equity offering and option acceleration costs, adjusted earnings per diluted share are expected to be in the range of $0.96 to $0.98 an increase of 66% to 69% over the same prior year period adjusted earnings per diluted share of $0.58 excluding a $2.3 million pretax or $0.03 per diluted share ($1.4 million, net of tax) charge for the acceleration of stock options, a $1.6 million ($1.0 million, net of tax) or $0.02 per diluted share for the Company’s initial public offering, and a $0.6 million ($0.4 million, net of tax) or $0.01 per diluted share for secondary equity offering costs. The Company uses the NRF calendar; therefore fiscal year 2012 will be a 53-week year. We estimate that the additional week will contribute approximately $3.0 million in net sales and $0.02 per diluted share in incremental earnings.

Senior Leadership Transition Plan

The Company also announced today a senior leadership transition plan. Effective December 31, 2012, Chief Executive Officer John De Meritt has decided to retire from the Company and the Board to pursue personal endeavors. The Board has appointed Neill P. Davis, current President and director since 2007, to serve as the Chief Executive Officer effective January 1, 2013. Additionally, the Board has promoted Theresa Backes, current Chief Operating Officer, to serve as the President effective January 1, 2013.

Greg Brenneman, Non-Executive Chairman of the Board, said “John has done an amazing job building Francesca’s into one of the country’s fastest growing and profitable specialty retailers. While we will miss John’s many talents, we understand and support his decision to begin a new chapter in his life. We are fortunate that John has assembled an experienced team of high performing executives who have helped John drive the Company’s outstanding performance and we are confident that the business model and infrastructure established will allow that success to continue.”

Mr. Brenneman concluded, “Neill is a highly qualified and seasoned retail executive. His experience in helping Men’s Wearhouse realize double-digit compound annual growth rates in sales and profitability during his 15-year tenure will be invaluable in the coming years. The board looks forward to working closely with Neill, Theresa and the rest of Francesca’s executive team in the years to come.”

Mr. De Meritt said, “I have been involved with Francesca’s for over 10 years and overseeing the daily operations for the last six years. I have decided that it is an ideal time for me to pursue my many other interests and to allow those who have worked closely with me during that time to take over leadership of the Company. I have enjoyed recruiting and fostering this talented senior executive team and together with them, building the foundation to continue to deliver outstanding results. With Francesca’s performing exceptionally well and its strong financial and competitive position, I believe the Company has a very bright future.”

Mr. Davis has been with Francesca’s since 2007, first joining as a member of the Board of Directors. Until his appointment as President, Mr. Davis also served as Chairman of the Audit Committee of the Board. Mr. Davis has extensive leadership experience in the retail industry including 15 years at The Men’s Wearhouse where he served in the senior executive positions of Executive Vice President, Chief Financial Officer, Treasurer and Principal Financial Officer.

Mr. Davis stated, “I am honored and very excited to be taking the reins of an incredible company which John has skillfully and thoughtfully built and set on a strong path for long-term success. As is evident from our guidance for next quarter and full year 2012, we are in a great position to fulfill the Company’s financial goals. We have already secured 62 sites for our planned 75 boutique openings for the next fiscal year. We intend to continue to execute our successful four-pronged strategy of great merchandise, boutique excellence, uncompromised real estate and solid infrastructure.”

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Ms. Backes has been with Francesca’s since 2007 serving as its Chief Operating Officer and Head of Stores. Ms. Backes has over 25 years of retail experience including as Vice President Store Operations at David’s Bridal, Director of Store Operations at Banana Republic, Senior Vice President of Stores at Gymboree and various executive positions at the Target Corporation.

Conference Call Information

A conference call to discuss second quarter results is scheduled for September 4, 2012, at 4:30 p.m. ET. A live web cast of the conference call will be available in the investor relations section of the Company’s website, www.francescas.com. In addition, a replay of the call will be available after the call and remain available until October 4, 2012. To access the telephone replay, listeners should dial (877) 870-5176. The access code for the replay is 9772740. A replay of the web cast will also be available shortly after the call and will remain on the website for ninety days.

SEC Regulation G – Non-GAAP Information

This press release includes non-GAAP adjusted net earnings and adjusted diluted earnings per share, each a non-GAAP financial measure. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text above. We believe that these non-GAAP financial measures not only provide our management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2012 diluted earnings per share and actual results on a comparable basis with our quarterly and fiscal year 2011 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 21, 2012. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About Francesca’s Holdings Corporation

Francesca’s Collections is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Francesca’s Collections appeals to the 18-35 year-old, fashion conscious, female customers, although the Company finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. Francesca’s Collections’ boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week. For additional information on Francesca’s, please visit www.francescascollections.com

CONTACT:

ICR, Inc.

Jean Fontana : 646-277-1214

jean.fontana@icrinc.com

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Francesca’s Holdings Corporation

Unaudited Consolidated Statements of Operations

(In thousands, except per share data and percentages)

	Thirteen Weeks Ended
	July 28, 2012		July 30, 2011		Variance
	In USD	As a % of Net Sales	In USD	As a % of Net Sales	In USD	%	As a % of Net Sales
Net sales	$76,365	100.00%	$51,221	100.00%	$25,144	49.1%	0.00%
Cost of goods sold and occupancy costs	34,549	45.24%	24,220	47.29%	10,329	42.6%	(2.05%)
Gross profit	41,816	54.76%	27,001	52.71%	14,815	54.9%	2.05%
Selling, general and administrative expenses	20,931	27.41%	14,394	28.10%	6,537	45.4%	(0.69%)
Income from operations	20,885	27.35%	12,607	24.61%	8,278	65.7%	2.74%
Interest expense	(177)	(0.23%)	(2,048)	(4.00%)	1,871	(91.4%)	3.77%
Loss on early extinguishment of debt	—	—	(1,591)	(3.11%)	1,591	(100.0%)	3.11%
Other income	115	0.15%	15	0.03%	100	666.7%	0.12%
Income before income tax expense	20,823	27.27%	8,983	17.54%	11,840	131.8%	9.73%
Income tax expense	8,171	10.70%	3,498	6.83%	4,673	133.6%	3.87%
Net earnings	$12,652	16.57%	$5,485	10.71%	$7,167	130.7%	5.86%

Diluted earnings (loss) per common share	$0.28		$0.13
Weighted average diluted shares outstanding:	44,739		41,513

Change in Comparable Boutique Sales	+20.7%		+5.4%

	Twenty Six Weeks Ended
	July 28, 2012		July 30, 2011		Variance
	In USD	As a % of Net Sales	In USD	As a % of Net Sales	In USD	%	As a % of Net Sales
Net sales	$137,687	100.00%	$92,486	100.00%	$45,201	48.9%	0.00
Cost of goods sold and occupancy costs	63,328	45.99%	43,861	47.42%	19,467	44.4%	(1.43%)
Gross profit	74,359	54.01%	48,625	52.58%	25,734	52.9%	1.43%
Selling, general and administrative expenses	38,816	28.19%	27,599	29.84%	11,217	40.6%	(1.65%)
Income from operations	35,543	25.81%	21,026	22.73%	14,517	69.0%	3.08%
Interest expense	(432)	(0.31%)	(4,056)	(4.39%)	3,624	(89.3%)	4.08%
Loss on early extinguishment of debt	—	—	(1,591)	(1.72%)	1,591	(100.0%)	1.72%
Other income	152	0.11%	49	0.05%	103	210.2%	0.06%
Income before income tax expense	35,263	25.61%	15,428	16.68%	19,835	128.6%	8.93%
Income tax expense	13,869	10.07%	6,025	6.51%	7,844	130.2%	3.56%
Net earnings	$21,394	15.54%	$9,403	10.17%	$11,991	127.5%	5.37%

Diluted earnings (loss) per common share	$0.48		$0.23
Weighted average diluted shares outstanding:	44,721		41,296

Change in Comparable Boutique Sales	+18.3%		+9.5%

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Francesca’s Holdings Corporation

Unaudited Consolidated Balance Sheets

(In thousands)

	July 28, 2012	January 28, 2012	July 30, 2011

ASSETS

Current assets:
Cash and cash equivalents	$7,312	$14,046	$13,412
Accounts receivable	6,925	2,156	5,564
Inventories	19,720	14,688	13,809
Deferred income taxes	2,556	2,352	1,722
Prepaid expenses and other current assets	4,195	2,799	2,300

Total current assets	40,708	36,041	36,807
Property and equipment, net	43,687	33,199	30,483
Deferred income taxes	2,200	952	—
Other assets, net	2,156	2,120	2,431

TOTAL ASSETS	$88,751	$72,312	$69,721

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$11,621	$8,627	$8,331
Accrued liabilities	7,623	9,893	5,639

Total current liabilities	19,244	18,520	13,970
Deferred and accrued rents	21,926	14,890	14,602
Deferred income taxes	—	—	289
Long-term debt	5,000	22,000	41,000

Total liabilities	46,170	55,410	69,861

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock - $.01 par value, 80.0 million shares authorized; 43.8 million shares issued and outstanding at July 28, 2012; 43.5 million shares issued and outstanding at January 28, 2012; 43.5 million shares issued and outstanding at July 30, 2011	438	435	435
Additional paid-in capital	81,353	77,071	73,127
Accumulated deficit	(39,210)	(60,604)	(73,702)

Total stockholders’ equity (deficit)	42,581	16,902	(140)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$88,751	$72,312	$69,721

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Francesca’s Holdings Corporation

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Twenty Six Weeks Ended
	July 28, 2012	July 30, 2011
Cash Flows From Operating Activities:
Net income	$21,394	$9,403
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	3,422	2,154
Stock-based compensation expense	1,648	987
Excess tax benefit from stock-based compensation	(1,907)	(364)
Loss on sale of assets	20	7
Amortization of debt issuance costs	147	390
Loss on early extinguishment of debt	—	1,591
Deferred income taxes	(1,452)	2,592
Changes in assets and liabilities:
Accounts receivable	(4,769)	(1,146)
Inventories	(5,032)	(1,850)
Prepaid expenses and other assets	(1,578)	25
Accounts payable	2,994	2,185
Accrued liabilities	(363)	(771)
Deferred and accrued rents	7,036	6,379

Net cash provided by operating activities	21,560	21,582

Cash Flows Used by Investing Activities:
Purchase of property and equipment	(13,931)	(11,374)
Other	—	30

Net cash used by investing activities	(13,931)	(11,344)

Cash Flows Used by Financing Activities:
Repayments of borrowings under the prior senior secured credit facility	—	(93,813)
Proceeds from issuance of stock in initial public offering, net of costs	—	44,118
Proceeds from borrowing under the new revolving credit facility	—	41,000
Payment of debt issue costs	—	(1,468)
Repayments of borrowings under the new revolving credit facility	(17,000)	—
Proceeds from the exercise of stock options	730	457
Excess tax benefit from stock-based compensation	1,907	364

Net cash used by financing activities	(14,363)	(9,342)

Net increase (decrease) in cash and cash equivalents	(6,734)	896
Cash and cash equivalents, beginning of year	14,046	12,516

Cash and cash equivalents, end of period	$7,312	$13,412

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$18,328	$2,688
Interest paid	$315	$4,979

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